Exhibit 99.1
THE BEARD COMPANY	News Release

Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116

For Immediate Release

OKLAHOMA CITY, Oklahoma – April 6, 2009 -- The Beard Company (OTCBB: BRCO) today reported that its long-time director, Ford C. Price, passed away on the evening of April 2, 2009. He had served as a director of the Company and its predecessor, Beard Oil Company, since 1987.

“We deeply regret Ford’s passing, stated Herb Mee, Jr., Beard’s President. “We have lost one of our longest serving directors, and one of our most loyal and dedicated supporters. Ford served as a member of all of our Committees, and for the past several years provided great leadership and direction while serving as Chairman of our Audit Committee. We will sorely miss his guidance and support, and it will be difficult to find a replacement with his breadth of knowledge and experience.”

“I know I speak for all of our directors and employees when I say that we have lost a close friend. He will be greatly missed by all of us,” Mee concluded.

The Company will seek to add another director in the next few months, but has no replacement under consideration at this time.

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth potential and/or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

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Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

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